Exhibit 99.(n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Statements” in the Statement of Additional Information, each dated May 1, 2026, and each included in this Registration Statement (Form N-2, File No. 811-21195) of A&Q Long/Short Strategies Fund LLC (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 25, 2026, with respect to the financial statements and financial highlights of A&Q Long/Short Strategies Fund LLC included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 30, 2026